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                                                                  Exhibit 99.2

                           STOCK RESTRICTION AGREEMENT

Egghead, Inc.
22705 East Mission Avenue
Liberty Lake, Washington 99019
Attention:  George Orban, Chief Executive Officer

Ladies and Gentlemen:

    The undersigned (the "Shareholder") is a holder of Common Stock and/or Preferred Stock of Surplus Software, Inc., an Oregon corporation (dba Surplus Direct) (the "Company"), which has entered into that certain Agreement and Plan of Merger dated as of April 30, 1997, among Egghead, Inc., a Washington corporation ("Egghead"), North Face Merger Sub, Inc., an Oregon corporation and a wholly owned subsidiary of Egghead ("Merger Sub"), the Company and certain shareholders of the Company (the "Merger Agreement"). The Merger Agreement provides for the merger of Merger Sub with and into the Company subject to the terms and conditions set forth therein (the "Merger"). Capitalized terms used in this letter agreement and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

    The parties to the Merger Agreement intend that the Merger qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. In order to provide greater assurance that the Merger will so qualify, the Company has requested that the Merger Agreement be amended to provide that the Company will be merged into Merger Sub, with Merger Sub as the surviving corporation of the Merger. Egghead has agreed to execute such an amendment in the form of the Amendment to the Agreement and Plan of Merger dated as of May 23, 1997, on the condition that this letter agreement be executed by the shareholders of the Company set forth on the attached Exhibit A.

    Accordingly, in consideration for Egghead's agreement to amend the Merger Agreement, the Shareholder agrees as follows:

    (a) Such Shareholder will not sell, transfer or otherwise dispose of more than 45% of the Egghead Common Shares received by such Shareholder pursuant to the Merger Agreement during a period of one year following the Effective Time (the "Restricted Period"). The remaining 55% of such Egghead Common Shares held by such Shareholder shall constitute restricted shares in accordance with this letter agreement (the "Tax Restricted Shares") and may not be sold, transferred or otherwise disposed of during the Restricted Period without the prior written consent of Egghead, which may be withheld in its sole discretion.

    (b) The Tax Restricted Shares shall include the Egghead Common Shares that constitute Holdback Shares pursuant to the Merger Agreement


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    (c)  Each certificate representing Tax Restricted Shares shall bear the following legend:

              "The shares represented by this certificate are subject to the terms and conditions of a certain Stock Restriction Agreement dated as of May 23, 1997, as at any time amended, and may not be sold, transferred or encumbered except in accordance with the terms and provisions of such agreement, a copy of which is on file at the principal offices of Egghead, Inc. and will be furnished to the holder of this certificate upon request without charge."

         Egghead shall also instruct its transfer agent to place stop transfer orders on the transfer of any Tax Restricted Shares during the Restricted Period. After the Restricted Period, Egghead shall instruct its transfer agent to remove, upon request by the Shareholder, the legend set forth above.

    (d) If the Shareholder is a party to that certain Registration Rights Agreement dated as of April 30, 1997 between Egghead and certain Shareholders, such Shareholder agrees not to exercise its rights to register any Tax Restricted Shares under such agreement during the Restricted Period.

    (e) If the Shareholder is a party to that certain Shareholders Agreement dated as of April 30, 1997 among Egghead, the Company and certain Shareholders, the Shareholder acknowledges its representations and covenants set forth therein and that this letter agreement shall not constitute a waiver or amendment to such agreement.

    (f) During the Restricted Period, the Shareholder shall remain the owner of the Tax Restricted Shares and shall have the right to vote the Tax Restricted Shares and to receive any dividends and distributions thereon.

    This letter agreement shall be governed by and construed in accordance with the laws of the State of Oregon.


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    Please acknowledge your acceptance of this letter agreement by executing and returning to the undersigned one of the two enclosed copies hereof.

    Effective as of May 23, 1997.

                                       Very truly yours,

                                       Shareholder


                                                           STEPHEN M. WOOD
                                       ---------------------------------------
                                                    (Name of Shareholder)


                                                           /s/ Stephen M. Wood
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                                                            (Signature)



                                       ---------------------------------------
                                            (Printed name of person signing
                                               on behalf of Shareholder)



                                       ---------------------------------------
                                       (Title of person signing on behalf of
                                       Shareholder)

Accepted and Agreed:

EGGHEAD, INC.



By: /s/ George Orban
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Name: George Orban
      ----------------------------
Title: Chief Executive Officer
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